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CONVERSION AGREEMENT



May 13, 1996



Tax-Free Income Trust
IDS Tower 10
Minneapolis, Minnesota  55440

Dear Trustees:

The Tax-Free Income Trust (the "Trust") proposes to issue and sell in private placements, units of beneficial interest (the "Units") in certain series of Units (each a "Portfolio" and together, the "Portfolios") pursuant to a registration statement on Form N-1A filed with the Securities and Exchange Commission. The Trust currently consists of two Portfolios as follows:

      Tax-Free High Yield Portfolio

IDS High Yield Tax-Exempt Fund (the "Fund") hereby offers to invest all of its assets in World Income Portfolio in exchange for Units equal in value to the value of the Fund's assets.

The Fund represents and warrants to the Trust that the Units are being acquired for investment and not with a view to the resale or further distribution thereof.

Please confirm that the foregoing correctly sets forth the agreement with the Trust.

Sincerely,

IDS HIGH YIELD TAX-EXEMPT FUND, INC.


By /s/ Leslie L. Ogg
       Leslie L. Ogg
       Vice President and General Counsel

Confirmed, as of the date first above mentioned.

TAX-FREE INCOME TRUST


By /s/ Leslie L. Ogg
       Leslie L. Ogg
       Vice President and General Counsel